EXHIBIT 99.1

Duluth Holdings Names Allen L. Dittrich Chief Operating Officer

Belleville,  WI – October 15, 2018 – Duluth Holdings Inc. (dba, Duluth Trading Company) (“Duluth Trading”) (NASDAQ: DLTH), a lifestyle brand of men’s and women’s casual wear, workwear and accessories, today announced that Senior Vice President Allen L. Dittrich will assume the role of Chief Operating Officer, a new position within Duluth Trading.  Dittrich, previously Senior Vice President of Omnichannel Customer Experience and Operations, will continue to report to Stephanie L. Pugliese, Chief Executive Officer of Duluth Trading.

"Al is a seasoned and trusted leader who consistently delivers results. Drawing on his 38 years of retail industry experience, he has been uniquely qualified to lead our omnichannel expansion by developing a retail store presence that truly reflects the brand promise of Duluth Trading. To achieve that, Al built teams of experts, who have successfully executed the site selection, construction, hiring and training of managers and staff for 42 retail stores within a three year period.  He has also overseen the successful implementation of key IT projects this year, as well as improving our operational infrastructure,” said Stephanie Pugliese, Chief Executive Officer of Duluth Trading.  “We have benefited immensely from Al’s keen insight and tireless efforts and are very proud to name him our first ever Chief Operating Officer.”

Effective immediately, Dittrich will assume responsibility for operational excellence across the company and will have the Vice President of Operations, Directors of Real Estate, Stores and Store Operations, and the Chief Information Officer reporting directly to him.

"Duluth Trading’s growth strategy through our omnichannel expansion has never been more compelling, and it has been my privilege to be part of the team that works so hard to deliver the best-in-class customer experience," said Al Dittrich, Senior Vice President and Chief Operating Officer.  "I am incredibly energized to help lead the Company to its next phase of growth and operational excellence."

Allen L. Dittrich Professional Background

Mr. Dittrich joined Duluth in February 2015 and served on our advisory board for fiscal 2014. He has held multiple senior executive roles and has over 38 years of experience in the direct marketing and retail industries. Prior to Duluth, Mr. Dittrich served as Senior Vice President of Retail at Allen-Edmonds Shoe Corporation from 2009 until 2015, as Chief Executive Officer of Retail Associates Ltd. from 2006 to 2008, and at Gander Mountain as Executive Vice President and Chief Operating Officer from 2003 to 2005 and as Chief Merchandising and Marketing Officer from 1998 to 2003. Earlier in his career, Mr. Dittrich served as a senior executive in several positions with the department store division at Dayton Hudson where he was employed from 1977 to 1998, including Senior Vice President General Merchandising Manager Home and Cosmetics and Senior Vice President General Merchandising Manager of Men’s and Children’s. Mr. Dittrich holds a B.A. degree in Business Administration and Marketing from Winona State University.

About Duluth Trading

Duluth Trading is a rapidly growing lifestyle brand for the Modern, Self-Reliant American.  Based in Belleville, Wisconsin, we offer high quality, solution-based casual wear, workwear and accessories for men and women who lead a hands-on lifestyle and who value a job well-done. We provide our customers an engaging and entertaining experience.  Our marketing incorporates humor and storytelling that conveys the uniqueness of our products in a distinctive, fun way, and our products are sold exclusively through our content-rich website, catalogs, and “store like no other” retail locations. We are committed to outstanding customer service backed by our “No Bull Guarantee” - if it’s not right, we’ll fix it. Visit our website at www.duluthtrading.com.

Investor and Media Contacts:

Donni Case (310) 622-8224

Johan Yokay (310) 622-8241

Duluth@finprofiles.com